EXHIBIT 10.1

MANAGEMENT COMPENSATION AGREEMENT

between

NORTHWEST AIRLINES, INC.

and

DOUGLAS M. STEENLAND

dated as of

September 14, 2005

MANAGEMENT COMPENSATION AGREEMENT

MANAGEMENT COMPENSATION AGREEMENT made as of the 14th day of September, 2005 between Northwest Airlines, Inc., a Delaware corporation (the “Company”) and Douglas M. Steenland (the “Executive”).

PREAMBLE

Whereas, since the execution of the Prior Agreement, Executive has been promoted to the position of Chief Executive Officer of the Company and serves on the Board of Directors of the Company; and

Whereas, Executive and the Company wish to update the Prior Agreement to reflect the changes applicable to Executive in his new position as Chief Executive Officer; and

Whereas, Executive has accepted a reduction in his compensation effective December 1, 2004 associated with the Company’s overall efforts to realize labor cost savings; and

Whereas, Executive and the Company do not intend in this Agreement any material changes in Executive’s overall current compensation levels, as reflected in the Prior Agreement and current practice and this Agreement is therefore largely a restatement of the Prior Agreement; and

Whereas, Company acknowledges that Executive has a colorable claim of breach under the Prior Agreement as a result of the Company’s failure to pay compensation due Executive as a result of the Airline-Related Assistance under the Emergency War Time Supplemental Appropriations Act, 2003 and that should such breach have occurred and be asserted, that Executive might be entitled to terminate the Prior Agreement and collect severance thereunder; and

Whereas, Executive and the Company agree that Executive, by entering into this Agreement, waives any claims that he may have for any such breach by the Company; and

Whereas, Executive and the Company, given the financial situation of the Company and the airline industry generally, wish to include in the Agreement certain provisions that would be applicable should Company file for reorganization under Title 11, United States Code, as amended (the “Bankruptcy Code”).

Accordingly, as of the date hereof, the Company and Executive have agreed to replace the Prior Agreement with this Agreement, which shall supersede the Prior Agreement in all respects.

1.             Terms of Employment.

1.1           Employment.  The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein.

1.2           Position and Duties.  Executive shall continue to have his title, powers and duties as on the Effective Date and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such powers and duties are consistent with or represent a promotion from Executive’s duties as of the Effective Date, unless otherwise consented to in writing by Executive.  Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries, and shall report exclusively to the Board.  The Company shall cause Executive to be nominated for election as a director of the Company and shall use its best efforts to continue to secure such election during the term of Executive’s employment hereunder.

2.             Compensation. During the term of Executive’s employment hereunder, Executive shall receive the compensation and benefits set forth in this Section 2.

2.1           Base Salary.  Executive’s Base Salary shall be his annual base salary in effect on the Effective Date, as increased thereafter by the Company.  Executive’s Base Salary shall be payable in accordance with the Company’s normal payroll policies.

2.2           Incentive Compensation.

(a)           Executive shall be entitled to participate in the Company’s Key Employee Cash Incentive Bonus Program (“KEACIP”), the Company’s 2003 Long-Term Incentive Compensation Program (“LTIP”) and any successor or additional incentive and/or retention compensation plans, the terms and conditions of which shall be established by the Board from time to time; provided that any successor plans shall be no less favorable to the Executive than the respective plans in effect on the Effective Date; and provided further that Executive’s target incentive compensation under the KEACIP shall be no less than 100%, and under the LTIP shall be no less than 150%, of Executive’s Base Salary.  In addition, Executive’s target awards under the KEACIP and the LTIP, and any successor or additional incentive and/or retention plans, shall not be less than the target awards applicable to any other Company employee.

(b)           Executive shall be entitled to receive the benefits provided by the Company’s E-Commerce Plan (the “E-Commerce Plan”), the terms of which are hereby incorporated by reference into this Agreement.

2.3           Expenses.  Executive shall be entitled to receive prompt reimbursements for all reasonable expenses incurred in performing services hereunder, provided that Executive properly accounts therefor in accordance with written Company policy.

2.4           Compensation and Benefit Programs of the Company.  Executive shall participate in the Company’s employee compensation, benefit and perquisite programs (or any successor programs) at levels in effect on the Effective Date; provided, however, that Executive shall not participate in any severance pay plan maintained by the Company except to the extent necessary to receive any severance or incentive compensation payments specifically provided for hereunder.

2.5           Medical Benefits.  Executive shall be reimbursed by the Company for all out of pocket medical expenses incurred by him and not otherwise paid or provided for under any medical plan maintained for the benefit of Executive.

2.6           Excess Plan; SERP.

(a)           Executive shall be a participant in the Company’s Excess Pension Plan for Salaried Employees (the “Excess Plan”) and the Company’s Supplemental Retirement Program (the “SERP”) on terms and conditions no less than those in effect of the Effective Date, copies of which are attached hereto and incorporated by reference, and Executive shall be entitled to receive the benefits provided for therein.  Neither the Excess Plan nor the SERP may be amended or discontinued in a manner that would reduce or otherwise adversely affect the benefits of Executive accrued prior to the date of such amendment or termination.

(b)           In addition to benefits provided to Executive under the SERP, Executive is hereby granted one (1) additional year of Benefit Service for each actual year of employment completed commencing on and after April 1, 2006, not to exceed six (6) additional years of Benefit Service.

(c)           A pre-retirement death benefit shall be payable in the event of Executive’s death while employed hereunder, to the individual who was Executive’s spouse on the date of death.  Such benefit shall be in an amount equal to 50% of the Executive’s Base Salary at the time of his death and such amount shall be payable annually for a maximum of ten (10) years or, if earlier, until the Executive would have attained age 65.

2.7           Potential Reductions in Compensation.  Executive and the Company acknowledge that in December of 2004, Executive agreed to certain reductions in compensation, including a 15% reduction in Base Salary, in connection with Company-wide decreases in management compensation.  Executive further consents to participate in such further prospective reductions in base salary and incentive compensation as may be imposed by the Company on executives of the Company generally so that such reductions shall not of themselves give rise to Good Reason under this Agreement.

3.             Other Benefits and Agreements.

3.1           Airline Pass, Barter Travel Benefits.  This hereby confirms that Executive has, and shall be entitled to, a lifetime F-1 airline pass for the personal use of such Executive and his spouse and children (hereinafter, “Eligible Individuals”).  Such airline pass (the “Airline Pass”) entitles Executive and Eligible Individuals to travel on regularly scheduled Northwest domestic and international flights with boarding priority of F-1 or the equivalent thereof and on terms and conditions no less favorable than those applicable to Executive on the date hereof.  Executive shall be entitled to use, for the remainder of his lifetime, all barter travel benefits earned to the date of this Agreement, plus $25,000 annually in value of such benefits.

3.2           Other Medical Benefits.  Executive and his spouse and covered dependents (only as long as they shall remain dependents) shall be entitled to medical and dental coverage at the levels presently provided to Executive under the Company’s medical plans without cost to Executive for the life of Executive and his spouse; provided, however, if and for so long as Executive is employed by another employer, medical coverage hereunder will become secondary to any coverage provided by the new employer.

3.3           Life Insurance.  The Company shall continue to pay the remaining annual premium payments under the existing life insurance policies on Executive with Northwestern Mutual Life Insurance Company dated as of March 19, 2002 and September 16, 2004, respectively.

4.             Termination of Employment.

4.1           Upon Death.  Executive’s employment hereunder shall terminate upon his death.

4.2           By the Company.  The Company may terminate Executive’s employment hereunder at any time with or without Cause.

4.3           By the Executive.  Executive may terminate his employment hereunder at any time for any reason.

4.4           Notice of Termination, Payments.  Any termination of Executive’s employment hereunder (other than by death) shall be communicated by thirty (30) days’ advance written Notice of Termination by the terminating party to the other party to this Agreement; provided that no advance Notice of Termination of Executive for Cause by the Company is required.  Unless otherwise provided in Section 5, any amounts owed by the Company to Executive pursuant to Section 5 shall be paid on the Date of Termination.

5.             Payments in the Event of Termination of Employment.

5.1           Payments in the Event of Termination by the Company for Cause or Voluntary Termination by Executive.  Except as provided in Section 5.3, if Executive’s employment hereunder is terminated by the Company for Cause or by Executive other than for Good Reason, the Company shall pay Executive (a) his accrued and unpaid Base Salary through the Date of Termination and (b) any payments or other rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of (i) any retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein or (ii) Sections 2.6 and 3 hereof.

5.2           Payments in the Event of Any Other Termination of Employment.  Except as provided in Section 5.3, if Executive’s employment hereunder is terminated by the Company other than for Cause, as a result of death or Disability or by Executive for Good Reason:

(a)           The Company shall pay Executive (i) his accrued and unpaid Base Salary through the Date of Termination, (ii) any incentive compensation under the KEACIP, the LTIP, or any successor incentive compensation plans, for any calendar year or other period ended before the Date of Termination, (iii) a pro rata share (based on days employed during the applicable year) of the incentive compensation under the KEACIP, the LTIP or any successor incentive compensation plans Executive would otherwise have received with respect to the year or other period in which the Date of Termination occurs, payable at the time the annual incentive compensation would otherwise be payable to Executive; provided, however, that 100% of the KEACIP (or successor annual plan) incentive compensation shall be determined solely with reference to the financial performance of the Company for the year (based on the goals previously established with respect thereto) (rather than a portion of the annual incentive bonus determined on the basis of individual performance); provided, further, in the event that Company’s performance exceeds 100% of the financial performance target for the year, that portion of the annual incentive bonus that would have, but for this Section 5.2(a), related to the achievement of the individual performance target shall be 100% and provided further that the amount payable under the LTIP (or any successor long-term plan) shall be a pro-rata portion of the target incentive compensation under the LTIP determined by comparing the days of employment during the applicable performance period to the total number of days in such period, (iv) any payments or other rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of (x) any retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein or (y) Sections 2.6 and 3 hereof.

(b)           In addition to the compensation and benefits described in Section 5.2(a):

(i)            The Company shall pay Executive, as soon as practicable (but in no event later than ten (10) days) following Executive’s termination of employment, a lump sum amount equal to three (3) times the sum of (i) Executive’s Base Salary and (ii) the target annual incentive compensation, pursuant to Section 2.2, for Executive with respect to the year in which the Date of Termination occurs (or if no target has been set for that year, the target annual incentive compensation for the immediately preceding year); provided that in no event shall the target annual incentive compensation be less than 100% of Base Salary.

(ii)           (A)  Executive shall be entitled to all benefits accrued under the SERP and the Excess Plan, including, in the case of the SERP, of (i) six over (ii) the number of additional years of Benefit Service Executive is entitled to receive pursuant to Section 2.6(b).

                (B)           Any amounts accrued with respect to Executive under the E-Commerce Plan, whether then vested or unvested, currently payable or payable in the future, shall be paid to Executive in cash as soon as practicable (but in no event later than ten (10) days) following Executive’s termination of employment, in a lump sum.

(iii)          With regard to group life insurance and group disability insurance, until the earlier of the third anniversary of Executive’s Date of Termination or the date Executive is employed by a new employer, Executive, his dependents, beneficiaries and estate shall be entitled to all benefits under such group life insurance and group disability insurance as if Executive were still employed by the Company hereunder during such period.  If any such benefits cannot be provided to Executive for any reason, the Company shall pay to Executive, or pay Executive the cost of obtaining, such benefits.

(iv)          The Company shall reimburse Executive for all relocation expenses associated with the relocation of Executive and his family more than fifty (50) miles from Executive’s primary residence on the Date of Termination that occurs within 36 months of the Date of Termination consistent with the Company’s senior executive relocation policies.

(c)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.2 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive obtaining new employment.

(d)           Notwithstanding anything else to the contrary in this Agreement, the Company’s obligation to make the payments provided for in Sections 5.2(a)(iii) and 5.2(b)(i), (ii) and (iii) is expressly conditioned upon the execution and delivery of a release in the form attached hereto as Appendix A.

5.3           Payments for Certain Terminations of Employment After a Change in Control or Emergence Date.  If Executive elects to terminate his employment for any reason during the six month period commencing on the first anniversary of the Change in Control or during the 30-day period commencing on the first anniversary of the effective date of a confirmed plan of reorganization for the Company under the Bankruptcy Code, Executive shall receive all of the payments, and shall be accorded all of the rights, set forth in Section 5.2 as soon as practicable (but in no event later than ten (10) days following such termination of employment.  All other terminations of Executive’s employment shall be governed by Sections 4 and 5 of this Agreement irrespective of a Change of Control.

5.4           Gross-up Payment.

(a)           Excise Tax.

(i)            If any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable pursuant to this Agreement or otherwise (a “Payment”)) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties thereon (together, the “Excise Tax”) then Executive shall be entitled to an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes including, without limitation, any income taxes (together with any interest or penalties thereon, the “Additional Income Tax”) or any Excise Tax, imposed upon the Gross-Up Payment Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii)           Subject to Section 5.4(a)(iii), all determinations required to be made under this Section 5.4, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5.4, shall be paid to Executive within five (5) business days after the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments should have been made by the Company (an “Underpayment”).  If the Company exhausts its remedies pursuant to Section 5.4(a)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(iii)          Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notice shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such Claim and shall apprise the Company of the nature and date of requested payment of such claim.  Executive shall not pay such claim before the earlier of (x) the date thirty (30) days after Executive’s notice to the Company or (y) the date on which payment of taxes with respect to such claim is due.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(A)                              give the Company any reasonably requested information relating to such claim;

(B)                                take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C)                                cooperate with the Company in good faith in order to effectively contest such claim; and

(D)                               permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold such Executive harmless, on an after-tax basis, for any Excise Tax or additional Income Tax imposed as a result of such representation and payment of costs and expenses.  Without limiting this Section 5.4(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may (1) pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and (2) either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner.  Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs such Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or Income Tax imposed with respect to such advance; and further provided that any extension of the statute of limitations for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)          If, after the receipt by Executive of any amount advanced by the Company pursuant to Section 5.4(a)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 5.4(a)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5.4(a)(iii), a determination is made that such Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid.

(b)           Income Tax.  The Company shall provide Executive with a gross-up payment for any personal income tax liability arising from (i) the Airline Pass (and travel thereon) described in Section 3.1 or (ii) reimbursed relocation expenses pursuant to Section 5.2(b)(iv) (the “Relocation Expenses”), such that after the payment of all income tax liability associated with the Airline Pass and travel or the Relocation Expenses (including any income taxes on the gross-up payment) Executive retains an amount of the gross-up payment equal to the personal tax liability arising from Airline Pass and travel or the Relocation Expenses, respectively.

6.             Confidentiality; Non-Compete.

While employed by the Company and thereafter, Executive shall not disclose any confidential information either directly or indirectly, to anyone (other than the Company, its employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of the company or except as required by law.  This confidentiality covenant has no temporal or geographical restriction.  Upon termination of this Agreement, Executive shall promptly supply to the Company all property and any other tangible product or document which has been produced by, received by or otherwise submitted to Executive during or prior to his term of employment, and shall not retain any copies thereof.

Executive acknowledges that his services are of special, unique and extraordinary value to the Company.  Accordingly, in the event Executive resigns without Good Reason or is terminated for Cause during the term hereof, Executive shall not at any time prior to the first anniversary of the Date of Termination become an employee, consultant, officer, partner or director of any air carrier which competes with the Company (or any of its affiliates) or have any significant interest (i.e., 10% or more of the voting stock) in any such air carrier.

Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity.  Executive further agrees that the provisions of the covenant not to compete are reasonable.  Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.  The provisions of this Section 6 shall survive any termination of this Agreement and Executive’s term of employment.  The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 6.

7.             Successors and Assigns.

(a)           This Agreement shall bind any successor to the Company or to Significant Assets, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that the Company would be obligated under this Agreement if no such succession had taken place.  Notwithstanding that a successor to Significant Assets becomes bound to this Agreement, the Company shall continue to be liable for the obligations hereunder as a guarantor.  In any agreement providing for succession to Significant Assets, the Company shall cause each and every successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement.

(b)           In the event that another air carrier directly or indirectly acquires Significant Assets, the Company shall cause such airline to provide Executive and Eligible

Individuals with pass privileges equivalent to those provided under the Airline Pass described in Section 3.1.

(c)           This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

8.             Term.

(a)           The term of this Agreement shall commence on the Effective Date and end upon the Executive’s termination of employment.  The rights and obligations of the Company and Executive shall survive the termination of this Agreement to the fullest extent necessary to give effect to the terms hereof.

(b)           The Company agrees that within fifteen (15) days after entry of an order for relief for the Company under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”), the Company shall make a motion under sections 363, 365 and 503(b) of the Bankruptcy Code (the “Compensation Continuation Motion”) seeking the entry of a final order, in form and substance satisfactory to Executive (the “Order”), (i) providing for the assumption of this Agreement, (ii) granting Executive an administrative expense priority claim for all amounts paid, accrued and to be accrued and payable under employee benefit and compensation plans in which Executive has participated, or in which he participates as of the commencement of such Chapter 11 Case (the “Commencement Date Benefit Plans”) and (iii) authorizing the Company to (A) continue the Commencement Date Benefit Plans as to Executive on a postpetition, administrative basis and make all payments required to be made thereunder or (B) establish replacement plans providing Executive with benefits no less favorable to Executive than those that would have accrued and become payable under the Commencement Date Benefit Plans but for the commencement of the Chapter 11 Case.  In the event that the Company files the Motion and obtains entry of the Order, Executive shall be deemed to have provided all consents required under section 365(c)(1)(B) and 365(e)(2)(A)(ii) of the Bankruptcy Code.

9.             Notices.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered to and mailed by United States mail, addressed:

(a)           if to Executive, to the home address of Executive contained in the Company’s records, and

(b)           if to the Company, c/o Northwest Airlines, Inc., 5101 Northwest Drive, St. Paul, Minnesota 55111-3034, Attention:  General Counsel, or to such other address as may have been furnished in writing.

10.           Counsel Fees and Indemnification.

(a)           The Company shall pay, or promptly reimburse on an as-incurred basis to Executive, the reasonable fees and expenses of Executive’s legal counsel for its services rendered in connection with Executive’s enforcement of this Agreement; provided, however, that if Executive institutes any proceeding to enforce this Agreement and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorney’s fees, of Executive and the Company.

(b)           The Company shall indemnify and hold Executive harmless, to the maximum extent permitted by law, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred by Executive, in connection with any action or proceeding (or any appeal from any action or proceeding) with respect to the Company or activities engaged in by Executive in the course of employment with the Company in which Executive is made, or is threatened to be made, a party or a witness.

11.           Withholding.

All payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as are required to be withheld pursuant to any applicable law or regulation.

12.           Certain Defined Terms.

As used herein, the following terms have the following meanings:

“Agreement” shall mean this Management Compensation Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Base Salary” shall mean the annual salary of the Executive in effect from time to time under Section 2.1.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean with respect to termination of Executive’s employment hereunder (i) an act or acts of personal dishonesty by Executive intended to result in substantial personal enrichment of Executive at the expense of the Company, (ii) an act or acts of personal dishonesty by Executive intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive’s obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interest of the Company and (b) not remedied within a reasonable period of time after receipt of written notice from the Company specifying the alleged breach, or (iv) the conviction of Executive of a felony.

“Change in Control” means any one of the following:

(a)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the mean of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of Common Stock of Parent (the “Outstanding Parent Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); or

(b)           Individuals who, as of the Effective Date, constitute the Board of Directors of Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to June 1, 1994, whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Parent; or

(c)           Consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of commons stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Parent Stock and Outstanding Parent Voting Securities, as the case may be and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of such board, providing for such Business Combination; or

(d)           Consummation of (i) a complete liquidation or dissolution of Parent or (ii) the sale or other disposition of all or substantially all of the assets of Parent, other than to a corporation with respect to which following such sale or other disposition, (X) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such sale or other disposition of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be and (Y)  at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or other action of such Board, providing for such sale or other disposition of assets of Parent or were elected, appointed or nominated by the Incumbent Board.

Notwithstanding the foregoing, following entry of an order for relief by Parent under Chapter 11 of the Bankruptcy Code, in no event shall a Change in Control be deemed to occur as a result of any event which occurs prior to, or on account of, consummation of a plan of reorganization of Parent other than a Change in Control arising under clause (a) above, by reason of the receipt of securities pursuant to a plan of reorganization of Parent which constitutes 25% or more of the outstanding Parent Common Stock or the Outstanding Parent Voting Securities, which were received on account of any claims acquired after the date hereof and held as of the consummation of the plan of reorganization by any person, entity or group of associated persons or entities acting in concert, acquiring such claims with the intent to control the management and policies of Parent on an ongoing basis following reorganization, or under clause (c) above, by reason of a merger or consolidation with another commercial airline company which results in the holders of claims and/or interests in Parent outstanding immediately prior to the merger or consolidation receiving or continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 50% of the combined voting power of the securities of Parent or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or under clause (d)(ii) above, by reason of the sale of assets to another commercial airline, unless such sale results in either (x) creditors or interestholders of Parent receiving in consideration or exchange for their claims and/or interests in Parent at least 50% of the combined voting power of the acquirer, or (y) Parent receiving at least 50% of the combined voting power of the acquirer.

“Common Stock” shall mean all issued and outstanding common stock, of all classes, of the Parent, including any outstanding securities convertible into such common stock.

“Date of Termination” shall mean, with respect to Executive, the date of termination of Executive’s employment hereunder after the notice period provided by Section 4.4.

“Disability” shall mean Executive’s physical and mental condition which prevents continued performance of his duties hereunder, if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive’s life or is likely to be of at least three (3) years duration.

“Effective Date” shall mean September 14, 2005.

“F-1” shall mean confirmed, positive space seating in first class or business class if first class is not offered, with the highest boarding priority including (i) ahead of the categories specified below category “F-1” on Exhibit A attached hereto and (ii) within category “F-1,” based on seniority with the Company.

“Good Reason” shall mean with respect to an Executive, any one or more of the following:

(a)           a material reduction in Executive’s compensation or other benefits;

(b)           any change in Executive’s title or any material change in Executive’s job responsibilities, other than the appointment of a new president of the Company;

(c)           without Executive’s prior consent, the relocation of the Company’s principal executive offices to a location outside the Minneapolis-St. Paul Metropolitan Area;

(d)           a failure by the Company to comply with any provision of this Agreement which has not been cured within ten (10) days after the Company knows or has notice of such noncompliance.

(e)           (i)  if the Company becomes a debtor under the Bankruptcy Code, the failure of the Company to file the Compensation Continuation Motion within fifteen (15) days after entry of an order for relief under Chapter 11 of the Bankruptcy Code;

(ii)           unless Executive agrees to extend the time period set forth in this clause (ii), if at any time after the thirtieth (30th) day after the Company has filed the Compensation Continuation Motion, the Bankruptcy Court has not entered a provisional or final Order approving this Agreement; or

(iii)          unless Executive agrees to extend the time period set forth in this clause (iii), if at any time after the forty-fifth (45th) day after the Company has filed the Compensation Continuation Motion, the Bankruptcy Court has not entered a final Order approving this Agreement.

The Company agrees that (i) Executive’s right to treat the events described in (e) above as Good Reason shall not constitute an unenforceable “ipso facto” termination provision by virtue of the Executive’s rights under section 365(e)(2) of the Bankruptcy Code, and (ii) the consents of Executive required under section 365(c)(1)(B) and 365(e)(2)(A)(ii) of the Bankruptcy Code are conditioned on the timely satisfaction of the foregoing time period restrictions.

In order for Executive’s termination of his employment to be considered for Good Reason, such termination must occur within one (1) year after the event giving rise to such Good Reason.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

“Notice of Termination” shall mean a notice specifying the Date of Termination, which notice shall (i) indicate the specific termination provision (if any) in this Agreement applicable to the termination, and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

“Parent” shall mean Northwest Airline Corporation.

“Person” shall include an individual, a corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentally or political subdivision thereof.

“Significant Assets” shall mean (i) all of substantially all of the assets and/or business or outstanding voting securities of the Company (ii) all or substantially all of Northwest’s routes between the United States and Japan.

“Subsidiary” of a Person shall mean any corporation, partnership (limited or general), trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the board of directors (if a corporation) or to select a majority of the board of directors (if a corporation) or to select a trustee or equivalent controlling interest, shall at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof.

13.           Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board.  There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.

14.           Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

15.           Disputes; Remedies.

If either the Company, on the one hand, or Executive, on the other hand, breaches or threatens to commit a breach of the terms and conditions hereof, the party shall have the following rights and remedies:

(a)           Specific performance (i.e., the right and remedy to have the terms and conditions hereof specifically enforced by any court of competent jurisdiction), it being agreed that any breach or threatened breach of the terms and conditions hereof would cause irreparable injury and that money damages may not provide an adequate remedy; and

(b)           Damages (i.e., the right to receive from any violator of the terms and conditions hereof, any and all damages, costs and expenses incurred by the injured party as a result of the breach of the terms and conditions hereof).

16.           Parent Undertaking.

Northwest Airlines Corporation, as parent corporation to the Company, hereby agrees to cause the Company to perform all of its obligations hereunder and Executive shall be deemed to have entered into this Agreement in reliance upon the undertaking set forth herein.

17.           Compliance with the Provisions of Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, any payment under this Agreement to Executive shall be deferred, if necessary, until the first date that such payment could be made without subjecting Executive to taxes imposed by reason of Code Section 409A.

NORTHWEST AIRLINES, INC.

by:	/s/ Michael J. Becker
Michael J. Becker
Senior Vice President — Human Resources & Labor Relations

NORTHWEST AIRLINES CORPORATION

by:	/s/ Michael L. Miller
Michael L. Miller
Vice President — Law & Secretary

/s/ Douglas M. Steenland
Douglas M. Steenland